EXHIBIT 4.3

THE MIDLAND COMPANY
2006 EMPLOYEE STOCK SERVICE AWARD PLAN

1.    PURPOSE.

        The purpose of the 2006 Employee Stock Service Award Plan (the “Plan”) is to provide employees of The Midland Company (“Midland”) or any of its subsidiaries or affiliates (such subsidiaries and affiliates and Midland are hereinafter collectively referred to as “Company”) added incentive to their employment and to encourage their increased efforts to promote the best interests of the Company. The Plan seeks to accomplish these purposes by awarding eligible employees shares of Midland’s Common Stock (the “Common Stock”) based upon years of service to the Company.

2.   ELIGIBILITY.

        This Plan is available to all Eligible Employees. “Eligible Employees” are those individuals who perform services for the Company, who are treated as employees by the Company for federal income tax purposes, who customarily work in excess of 20 hours per week for the Company, who customarily work for the Company in excess of five months in any calendar year, and who have been selected for participation by the Committee (as defined herein), in its sole discretion. The term “Eligible Employees” shall include Officers. As used herein, “Officer” means a person who is considered to be an officer of Midland under Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”).

3.   EFFECTIVE DATE.

        The Plan shall become effective only after the adoption by Midland’s Board of Directors, and the approval by the stockholders of Midland to the extent required by and in accordance with applicable law or NASD regulation. Unless so approved by Midland’s stockholders within one (1) year after the date of the adoption of the Plan by Midland’s Board of Directors, the Plan shall not be effective for any purpose.

4.   ADMINISTRATION OF THE PLAN.

        The Plan shall be administered by the Compensation Committee designated by Midland’s Board of Directors (the “Committee”). The Committee shall be comprised of two or more directors each of whom shall be a “Non-Employee Director” as defined in Rule 16b-3 promulgated under the Exchange Act. The Committee may delegate its authority to grant awards to Eligible Employees provided that the Committee must grant awards and determine all terms of awards to Officers. Except as otherwise provided herein, the Committee may amend, suspend, discontinue or terminate the Plan or any portion thereof at any time and for any reason, including a reason related to the necessity or advisability to register or qualify shares of Common Stock issued under the Plan upon any securities exchange or under any state or federal law.

        The Committee has the sole power and authority to: (i) interpret and administer the Plan and any instrument or agreement entered into under the Plan; (ii) establish such rules and regulations and appoint such agents and delegate such authority as it shall deem appropriate for the proper administration of the Plan; (iii) establish the threshold years of service to the Company for Eligible Employees and the amount of Common Stock to award for such service; and (iv) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan, including, but not limited to, the waiver of any employee eligibility requirement, in its sole discretion. Decisions of the Committee shall be final, conclusive and binding upon all persons, including Company, any participant and any other employee. A majority of the members of the Committee may determine its actions and fix the time and place of its meetings.

5.    PARTICIPATION.

        Following the close of each calendar month, the Committee will review the Eligible Employees’ years of service to the Company consistent with the thresholds established by the Committee and authorize the issuance of Common Stock to those Eligible Employees who qualify for stock service awards (hereinafter referred to as “Participants”) in such amounts as it shall determine in its sole discretion and based upon each Participant’s years of service to the Company. An otherwise qualified Eligible Employee shall forfeit such stock service award in the event of the termination of his or her employment at any time prior to the date on which the shares of Common Stock awarded under the Plan are registered in such individual’s name and issued in certificate form by Midland’s Transfer Agent and Registrar for Midland’s Common Stock, currently National City Bank.

6.    ISSUANCE AND TRANSFER.

        Shares of Common Stock awarded under the Plan will be registered in the names of the Participants and issued in certificate form by Midland’s Transfer Agent and Registrar for Midland’s Common Stock, currently National City Bank. Notwithstanding the foregoing, the Company may award shares of Common Stock pursuant to the Plan, subject to such terms and conditions, including restrictions or limitations on the transferability on such shares, as the Committee, in its sole discretion, shall from time to time determine. The Committee has broad discretion as to the specific terms and conditions of the transfer restrictions.

7.    DIVIDENDS.

        Midland pays dividends, only if and when declared by Midland’s Board of Directors, to the record holders of shares of its Common Stock. As the record holder of shares of Common Stock awarded under the Plan, a Participant will be entitled to receive dividends, if any, for all shares registered in such Participant’s name on the record date. Participants in the Plan also will be eligible to participate in the Dividend Reinvestment Plan on the terms and conditions of such plan, if they so desire. If a Participant elects to participate in the Dividend Reinvestment Plan, he or she will be entitled to reinvest his or her dividends to purchase additional shares of Common Stock.

8.   TERMINATION OR AMENDMENT OF THE PLAN.

        The Committee may terminate the Plan at any time. Notice of termination shall be given to all Eligible Employees, but any failure to give such notice shall not impair the effectiveness of the termination. The Plan will terminate in any event when the maximum number of shares of Common Stock to be awarded under the Plan has been awarded. If at any time the number of shares remaining available for award under the Plan is not sufficient to satisfy all then-outstanding awards, the Committee may determine an equitable basis of allocating available shares. The Committee may amend the Plan from time to time; provided, however, no such amendment shall increase the maximum number of shares of Common Stock that may be awarded under the Plan without requisite shareholder approval or other approval if applicable law or NASD regulation requires.

9.    NON-TRANSFERABILITY.

        No right or interest in this Plan shall be assignable or transferable, or subject to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy. Any such attempted assignment, transfer, pledge or other disposition of any rights under this Plan shall be null and void and shall automatically terminate all rights of an Eligible Employee and/or Participant, as the case may be, under the Plan.

10.    SHAREHOLDER’S RIGHTS.

        No employee shall by reason of this Plan have any rights of a shareholder of Midland until and to the extent such employee is awarded Common Stock as herein provided. Upon award of the Common Stock, a Participant shall have all rights of a shareholder of Midland, but no special rights or benefits because such Participant is employed by the Company.

11.   NO RIGHT TO CONTINUED EMPLOYMENT.

        Nothing contained in the Plan or any award granted pursuant to the Plan shall confer upon any employee the right to continue in the employ of the Company or interfere with the right of the Company to terminate such employee’s employment at any time.

12.   MAXIMUM NUMBER AND SOURCE OF SHARES; ADJUSTMENTS.

        The maximum number of shares of Common Stock that may be awarded to all Eligible Employees under this Plan is 20,000. Common Stock awarded hereunder may be treasury shares, authorized and unissued shares, or a combination thereof. If Midland shall, at any time, change its issued Common Stock into a different number through stock dividend, stock split, combination or otherwise, the number of shares of Common Stock specified in this Plan shall be proportionately adjusted.

13.    TAX CONSEQUENCES.

        The Participants should understand that under current law the value of the Common Stock awarded under the Plan shall be taxable as income to such Participants. The foregoing discussion is not a complete analysis or listing of all potential tax effects relevant to participation in the Plan. The Participants are urged to consult their own tax advisors in determining the federal, state, local and foreign income tax consequences, and any other tax consequences, of participation in the Plan.

14.    MISCELLANEOUS.

14.1	Any authorization, election, notice or document under this Plan from an Eligible Employee or Participant shall be delivered to the Committee or its designee and shall be effective when delivered.

14.2	This Plan, and the Company’s obligation to deliver Common Stock hereunder, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approval by any regulatory or governmental agency as may, in the opinion of counsel for Company, be required.

14.3	With respect to any award hereunder, the Committee may, in its discretion and subject to such rules as the Committee may adopt, permit or require any Participant to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with an award by electing to have the Company withhold Common Stock having a fair market value (as of the date the amount of withholding tax is determined) equal to the amount of withholding tax.

14.4	The internal substantive laws of the State of Ohio, without giving effect to the conflict of law provisions thereof, shall govern this Plan and actions taken in connection with it. Any litigation involving or arising under this Plan shall be maintained solely in the Common Pleas Court of Clermont County, Ohio or in the United States District Court for the Southern District of Ohio.

14.5	Nothing contained in the Plan or in any resolution adopted by Midland’s Board of Directors or the holders of Common Stock shall constitute the grant of any award hereunder. An award under the Plan shall be deemed to have been granted on the date on which the shares of Common Stock awarded under the Plan are registered in a Participant’s name and issued in certificate form by Midland’s Transfer Agent and Registrar for Midland’s Common Stock, currently National City Bank.

14.6	No director, officer or employee of Company or member of the Committee shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Common Stock issued hereunder and, to the fullest extent not prohibited by law, all such directors, officers, employees and members shall be indemnified and held harmless by Company for any liability and expenses which may occur through any claim or cause of action arising under or in connection with this Plan or any Common Stock purchased under this Plan.